THIRD AMENDMENT TO THE AMENDED AND RESTATED
FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT effective as of September 1, 2021, to the Amended and Restated Fund Administration Servicing Agreement, dated as of July 30, 2018 (the "Agreement"), is entered into by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor"), Baird Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fee schedule; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

2.Section 11 of the Agreement is amended by deleting the first two sentences and replacing them with the following:

The term of this Agreement shall continue in effect until August 31, 2026, provided that the Company may request that the fees be renegotiated on or after September 1, 2024 if the Company’s net assets at such time exceed $130 billion, in which case USBFS agrees to negotiate such fees in good faith.  Following the expiration of the then current term this Agreement will remain in force, but may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BAIRD FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mary Ellen Stanek	By: /s/ Anita M. Zagrodnik
Name: Mary Ellen Stanek	Name: Anita M. Zagrodnik
Title: President	Title: Senior Vice President

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Charles M. Weber
Name: Charles M. Weber
Title: Managing Director
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